UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2023

STITCH FIX, INC.
(Exact name of Registrant as Specified in Its Charter)

Commission file number: 001-38291

Delaware	27-5026540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Montgomery Street, Suite 1100
San Francisco, California 94104
(Address of principal executive offices and zip code)
(415) 882-7765
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A common stock, par value $0.00002 per share	SFIX	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 14, 2023, Stitch Fix, Inc. (the “Company”) announced the hiring of Matt Baer as Chief Executive Officer of the Company, effective June 26, 2023. On June 13, 2023, the Board of Directors of the Company increased the authorized number of directors on the Board from seven to eight and the number of Class III directors from one to two, and appointed Mr. Baer to serve as a Class III member of the Board, each effective upon Mr. Baer’s appointment as Chief Executive Officer. Mr. Baer will not receive any compensation for his service on the Board while he remains an employee of the Company.
Mr. Baer, age 41, joins the Company from Macy’s, Inc., an omnichannel retail organization, where he was employed since March 2020 in various leadership roles, most recently as Chief Customer and Digital Officer. From January 2016 through March 2020, Mr. Baer served as Vice President of Walmart eCommerce, an omnichannel retail organization. The Company believes that Mr. Baer is qualified to serve as a member of the Board based on his prior business experience and the perspective and experience the Board expects him to bring as the Company’s Chief Executive Officer.
In connection with Mr. Baer’s hiring, the Company and Mr. Baer entered into an employment offer letter on June 10, 2023, which provides for the following benefits:

•an annual base salary of $850,000;

•eligibility to participate in the Company’s executive bonus program, with a target bonus of 100% of base salary;

•a signing bonus of $400,000;

•a stock award consisting of restricted stock units for 1,100,000 shares of the Company’s Class A common stock (the “RSU”). The RSU vests as follows: 16 ⅔% of the shares subject to the RSU vest on the Company’s first quarterly vesting date that is at least six months following Mr. Baer’s start date, and the remaining shares vest ratably in equal installments on each of the Company’s next ten quarterly vesting dates; and

•a stock award consisting of non-qualified stock options to purchase 2,200,000 shares of the Company’s Class A common stock (the “Option”). The Option vests as follows: 16 ⅔% of the shares subject to the Option vest on the Company’s first quarterly vesting date that is at least six months following Mr. Baer’s start date, and the remaining shares shall vest ratably in equal installments on each of the Company’s next ten quarterly vesting dates.

In the event of Mr. Baer’s termination without cause or resignation for good reason within one month prior to or 12 months after a change in control, he will be entitled to receive, as severance, 18 months of his base salary and his target bonus for the year in which the separation from service occurs, up to 18 months of COBRA continuation, and full acceleration of vesting of the Option and RSU. In the event of Mr. Baer’s termination without cause or resignation for good reason other than as set forth in the previous sentence, he will be entitled to receive, as severance. 12 months of base salary, up to 12 months of COBRA continuation, and six months acceleration of vesting of the Option and RSU.

Other than the offer letter between Mr. Baer and the Company, there are no arrangements or understandings between Mr. Baer and any other persons pursuant to which he was selected to serve as Chief Executive Officer and a member of the Board. Mr. Baer has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Baer is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stitch Fix, Inc.

Dated: June 16, 2023	By:	/s/ Casey O’Connor
Casey O’Connor
Chief Legal Officer